Exhibit 10.02

April 30, 2025

Jordan Sweetnam
c/o eBay
2065 Hamilton Avenue San Jose, CA 95125

Dear Jordan:

Effective on March 12, 2025, you will transition to the position of SVP, Chief Commercial Officer of eBay Inc. (the “Company” or “eBay”), at a bi-weekly salary of $28,269.24, which is equivalent to an annualized salary of $735,000.24.

The SVP, Chief Commercial Officer role, as constituted, is considered a Section 16 officer position.

As SVP, Chief Commercial Officer, you will continue to be eligible to participate in the eBay Incentive Plan (eIP) with an annual bonus based on individual achievement as well as company performance. The annual bonus period is from January 1 through December 31. Your target bonus for the eIP is 75% of your annual base salary, pro-rated based on the eligible earnings paid while you are employed in an eIP eligible position during the annual bonus period. There is no guarantee any eIP bonus will be paid and any actual bonus will be determined after the end of the annual bonus period based on your eligible earnings as defined in the eIP. To be eligible to receive any eIP bonus, you must be employed on or before the first business day of the fourth quarter and you must be employed on the date the bonus is paid. The payment of any bonus is at eBay’s sole and absolute discretion and subject to the terms and conditions of the eIP. eBay reserves the right, in its sole discretion, to amend, change or cancel the eIP at any time.

In connection with your new role, you will be granted an award of restricted stock units (“RSUs”) and an award of performance-based restricted stock units (“PBRSUs”), as described in the following paragraphs, which will each be evidenced by the applicable form of award agreement attached hereto and, in the case of PBRSUs, subject to a performance goal appendix that includes provisions consistent with the sample form previously provided to you (the “PBRSU Appendix”). The grants of RSUs and PBRSUs will be made on May 15, 2025. The grants are described as a U.S. dollar value. For the RSU awards, the number of shares to be granted will be determined by dividing the U.S. dollar value of the RSU awards by the Average eBay Closing Price (as described below) and rounding up to the nearest whole number of shares of eBay common stock. For the PBRSU award, the number of shares subject to the target award will be determined by dividing the U.S. dollar value of the award by the Average eBay Closing Price, rounded up to the nearest whole number of shares of eBay common stock. The “Average eBay Closing Price” shall be calculated based on the average of the closing prices of eBay common stock in U.S. dollars for the period of 10 consecutive trading days ending on (and including) the last trading day prior to the date of grant.

In accordance with the methodology above, you will be granted an award of RSUs valued at USD $4,800,000 to be granted under the terms and conditions of eBay’s current stock plans (the “Plans”) as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date). The RSUs will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) over four years as follows: 1/16th of the shares subject to the RSU award will vest on August 15, 2025 and an additional 1/16th of the shares subject to the RSU award each three-month period thereafter, subject to your continued employment with an eBay company on each vesting date; provided; however, that you may be eligible for up to two years of continued vesting in the event of a qualifying retirement, as described in your grant agreement.

You will also be granted an award of PBRSUs valued at USD $7,200,000 to be granted under the terms and conditions of the Plans as well as the terms and conditions of the PBRSU agreement (which will be provided to you as soon as practicable after the grant date). The PBRSUs will be subject to performance over the period January 1, 2025 through December 31, 2027 under the 2025-2027 PBRSU cycle and will have the same performance goals and modifiers set for other similarly situated officers in the 2025-2027 PBRSU cycle. The actual amount of the award that is earned will be determined based on Company performance and will be subject to the terms and conditions of the performance plan approved by the Compensation and Human Capital Committee. Any PBRSUs earned for this cycle will vest as to 100% of the earned shares in March 2028, subject to your continued employment with an eBay company on the vesting date.

In connection with your new role you will be eligible to receive grants under eBay’s annual review process beginning in 2026 with an annual aggregate grant target value of $12,000,000. To the extent that the Compensation and Human Capital Committee approves awards in future years, you will receive the same mix of time-based and performance-based awards received by other executive officer direct reports to the Chief Executive Officer and the equity grants will be subject to a form of grant agreement that details vesting provisions that detail terms and conditions that are similar to your 2025 grants in the forms attached hereto and the PBRSU Appendix, and that vest over similar time periods as your 2025 grants.

Employee Benefits

You will continue to be entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours. Please refer to the benefit plan documents for more details, including eligibility. eBay reserves the right, in its sole discretion, to amend, change or cancel the benefits at any time.

Severance and Change in Control Protections

Although your employment with the Company shall be “at-will” as set forth below, you will continue to be entitled to severance protection in certain circumstances, as described below.

Termination Outside of a Change in Control Period. You will continue to be eligible to participate in the eBay Inc. SVP & Above Standard Severance Plan, subject to the terms and conditions of the plan as in effect from time to time. Please review the enclosed eBay Inc. SVP and Above Standard Severance Plan and Summary Plan Description for the details on the plan.

Termination During a Change in Control Period. You will continue to be eligible to participate in the eBay Change in Control Severance Plan for Key Employees, subject to the terms and conditions of the plan

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as in effect from time to time, at Tier 1. Please review the enclosed Change in Control Severance Plan for Key Employees and Summary Plan Description for the details on the plan.

    Mutual Arbitration Agreement and Employee Proprietary Information and Inventions Agreement

The Mutual Arbitration Agreement and the Employee Proprietary Information and Inventions Agreement that you executed in conjunction with your employment in 2019 remain in force.

We look forward to the continued impact you will have as part of our team.

Very truly yours,

/s/ Jamie Iannone
Jamie Iannone
Chief Executive Officer

ACCEPTED:

/s/ Jordan Sweetnam
Jordan Sweetnam

April 30, 2025
Date

Attachments:
Form of RSU Agreement
Form of PBRSU Agreement

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